Exhibit (l)(3)

Consent of Independent Public Accounting Firm

The Board of Directors

Crescent Capital Finance Group, Inc.:

We consent to the use of our report dated June 27, 2011, with respect to the balance sheet of Crescent Capital Finance Group, Inc. as of May 31, 2011, included herein and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the registration statement.

(Signed) KPMG LLP
Los Angeles, CA
June 27, 2011